EXHIBIT (23)







               Consent of Independent Accountants




We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos.33-9238, 2-64667, 33-64639 and 33-34807 which also serves as a Post-Effective Amendment to Form S-8 No. 2-67598) and in the Prospectus constituting part of the Registration Statements on Form S-3 (Nos. 333-87015, 333-55210 which also serves as a Post-Effective Amendment to Form S-3 No. 333-35129, 33-52713, 33-56635 and
33-54539 which also serves as a Post-Effective Amendment to Form S-3 No. 33-35308) of The Empire District Electric Company of our report dated January 31, 2001 relating to the financial statements and financial statement schedules, which appears in this Form 10-K.






PricewaterhouseCoopers LLP


St. Louis, Missouri
March 7, 2001